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                                                                 EXHIBIT 10.35


                                SECOND AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

                  This Second Amendment (this "Amendment") to that certain Employment Agreement dated June 20, 1994 (the "Employment Agreement") by and between Agricultural Products, Inc., a California corporation with its principal executive offices at 5001 E. Philadelphia Street, Ontario, California 91761 (the "Company"), and Lon Schultz, c/o 5001 E. Philadelphia Street, Ontario, California 97161 (the "Executive"), is made and entered into as of January 15, 1997 (the "Effective Date").

                                    RECITALS

                  WHEREAS, on June 20, 1994 the Company and the Executive entered into the Employment Agreement which governs Executive's employment with the Company for a three-year period, a complete copy of which is attached hereto as Exhibit A and incorporated herein by this reference;

                  WHEREAS, on June 5,1996 the Company and Executive entered into a written amendment of such Employment Agreement ("First Amendment") whereby, among other things, the aggregate amount of insurance coverage required to be provided by the Company covering the life of the Executive was reduced from approximately $3.5 million to $2.5 million, comprised of $1 million owned by Executive's designee with premiums being paid by the Company as compensation to Executive and $1.5 million owned by the Company under separate policy; and

                  WHEREAS, the Company and the Executive now desire to further amend the Employment Agreement as set forth below.

                                    AGREEMENT

                  In consideration of the foregoing recitals and the mutual covenants set forth herein, intending to be legally bound, the Company and the Executive hereby agree as follows:

                  1. CAPITALIZED TERMS. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Employment Agreement.

                  2. CONTINUED VALIDITY OF EMPLOYMENT AGREEMENT. Except as specifically set forth herein, this Amendment shall not modify nor terminate the Employment Agreement, as amended by the First Amendment, or any term thereof, and such Employment Agreement shall remain in full force and effect in accordance with its terms.

                  3. TERM. The first sentence of Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

                           "Subject to the provisions of Section 10 hereof, this
Agreement shall begin on the Effective Date, and shall terminate at the end of business on the fifth anniversary date of the Effective Date unless extended."





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                  4. SALARY. Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

                           "Subject to the provisions of Section 10 hereof, the
Company shall pay the Executive a salary during the Employment Period as follows: (i) $29,166.67 per month for each of the first thirty-six months (the "Initial Employment Period"), (ii) $18,750 per month for each of the twelve months subsequent to the Initial Employment Period, and (iii) $25,000 per month for each of the remaining twelve months. All salary shall be paid to the Executive in accordance with the Company's customary payroll practices for its other executive officers, but, in any event, no less frequently than twice each month. Any salary paid with respect to less than a full one-month period shall be prorated, with such proration being based on the number of days in such month and the number of days during such month that the Employment Period is in effect. The Company shall not have the right to reduce such salary at any time during the Employment Period without the prior written consent of the Executive."

                  5. TERMINATION. Section 10 of the Employment Agreement is hereby amended in its entirety to read as follows:

                           "(A) This Agreement and the Executive's rights
hereunder (except as to salary, bonuses and other rights accrued prior thereto) shall terminate automatically as set forth in Section 2 above unless terminated earlier pursuant to the terms of this Section 10.

                           (B) If the Executive dies at any time during the
Employment Period, then the Company shall pay to the Executive's estate or designated beneficiary the monthly salary amount set forth in Section 4 hereof for the month in which such death occurred and for the subsequent month. Thereafter, if the Executive dies during the Initial Employment Period (as defined in Section 4 above), the Company shall pay to the Executive's estate or designated beneficiary the sum of $16,666.67 per month for the remainder of the Initial Employment Period.

                           (C) If the Executive is disabled during the
Employment Period, then the Company shall pay to the Executive the monthly salary amount set forth in Section 4 hereof for the month in which such disability occurred and for the subsequent three (3) months. Thereafter, if the Executive is disabled during the Initial Employment Period, the Company shall pay to the Executive a monthly salary of $22,916.67 for a further and subsequent three (3) month period of disability (or such shorter period of time as may remain in the Initial Employment Period) and, if still disabled after the above time periods, the Company shall pay the Executive a monthly salary of $16,667.67 for the remainder of the Initial Employment Period, if any. If and when the Executive is able to resume his duties as set forth in this Agreement, then at such date the Executive will be entitled to the monthly salary set forth in
Section 4 from such date for the remainder of the Employment Period.

                           (D) If (i) the Company reduces the Executive's salary
set forth in Section 4 of this Agreement or (ii) the Executive's position with the Company is changed in a manner that materially reduces his responsibilities or duties, then the Executive's employment shall be considered to have been terminated by the Company without cause, entitling the Executive to the payment described in subsection (e) below.

                           (E) The Company may terminate the Executive's
employment at any time, with or without cause, by giving written notice of such termination to the Executive in the manner provided




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below for the giving of notices, such termination to be effective on a date specified therein which is not less than fourteen (14) days from the date of such notice; provided, however, any termination other than (i) "for cause" as defined in this Section 10(e), (ii) pursuant to Section 10(b), or (iii) pursuant to Section 10(c) shall entitle the Executive to receive the monthly salary amount set forth in Section 4 for the remainder of the Employment Period. If the Executive is terminated for cause during the Initial Employment Period, the Executive shall be entitled to receive a monthly salary of $16,667.67 for the remainder of the Initial Employment Period. Termination "for cause" shall be deemed to be termination by the Executive (except pursuant to Section 10(b) hereof or due to the Company's material breach of this Agreement) or termination by the Company because of the Executive's repeated incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement."

                  6. WAIVER. No waiver of any obligation of any party hereto under this Amendment shall be effective unless in a writing specifying such waiver and executed by the other party. No waiver of any right or remedy of any party hereto under this Amendment shall be effective unless in a writing specifying such waiver and executed by such party. A waiver by any party hereto of any of its rights or remedies under this Amendment on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

                  7. BINDING EFFECT; BENEFITS. This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives, including, without limitation, any corporation with which the Company may merge or consolidate; provided, however, that this Amendment, because it relates to personal services, cannot be assigned by the Executive.

                  8. ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Amendment, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. The term "prevailing party" within the meaning of this Section includes, without limitation, a party who agrees to dismiss an action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

                  9. NOTICES. Any notice or other written communication, with respect to the employment of the Executive by the Company or any matter related to the rights or obligations of any party under this Amendment, to be given to a party hereto shall be given to such party at the address for such party provided above, or such other address as such party shall provide, in writing, to the other party. All such notices or communications shall be given by being personally delivered, placed in the United States mail, postage prepaid, certified or registered mail, or by being sent by prepaid air freight, overnight delivery of which is guaranteed and acknowledgment of receipt of which is required, to the party hereto to which such notice or communication is to be given at the address for such party specified above. Each such notice shall be deemed to be effective upon receipt, if personally delivered, one (1) Business Day after being so sent by air freight, or five (5) Business Days after being so mailed. For purposes of this Amendment, a Business Day shall mean a day other than a Saturday, Sunday or Federal or California state holiday.

                  10. INTEGRATION AND AMENDMENTS. The Employment Agreement, First Amendment



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and this Amendment constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter including, without limitation, any board resolutions or oral or written agreements or representations whatsoever regarding employment between the Company and the Executive. No modification or amendment to this Amendment shall be effective or binding unless in writing, specifying such modification or amendment, executed by the parties hereto.

                  11. HEADINGS. The headings contained in this Amendment are for reference purposes only and shall not affect the construction or interpretation of this Amendment.

                  12. SEVERABILITY. Should any section, provision or portion of this Amendment be declared invalid or unenforceable in any jurisdiction, then such section, provision or portion shall be deemed to be (a) severable from this Amendment as to such jurisdiction (but not elsewhere) and shall not affect the remainder hereof, and (b) amended to the extent, and only to the extent, necessary to permit such section, provision or portion, as the case may be, to be valid and enforceable in such jurisdiction (but not elsewhere).

                  13. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  14. GOVERNING LAW. This Amendment is made and shall be construed under the internal laws, but not the conflicts of law provisions, of the State of California.



                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE EXECUTIVE:                            THE COMPANY:

                                          AGRICULTURAL PRODUCTS, INC., a
                                          California corporation

   /s/ LON SCHULTZ                        By:   /s/ CLINTON G. GERLACH
-------------------------------              -----------------------------------
Lon Schultz
                                          Its:  Chief Financial Officer
                                              ----------------------------------




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